Exhibit 99.1



                                  FRIEDMAN'S
                              -------------------
                              JEWELERS SINCE 1920
                             [Logo Graphic Omitted]

                 171 Crossroads Parkway Savannah, Georgia 31422
                      PO Box 8025 Savannah, Georgia 31412
                         (912) 233-9333 (800) 545-9033


                                                        Contact:  Steve Moore
For Immediate Release                                             912-233-9333



      FRIEDMAN'S INC. PLAN OF REORGANIZATION CONFIRMED BY BANKRUPTCY COURT
                                       --
      Company Settles With the Securities and Exchange Commission and U.S.
            Attorney's Office for the Eastern District of New York,
                     Subject to Bankruptcy Court Approval
                                       --
       Company To Emerge With 424 Ongoing Stores With 51 Underperforming
            Stores To Close Following the Christmas Holiday Season


         Savannah, GA - December 2, 2005 - Friedman's Inc. (OTC: FRDMQ.PK) today announced that the U.S. Bankruptcy Court for the Southern District of Georgia, Savannah Division, has entered an order confirming its First Amended Plan of Reorganization, thus setting the stage for Friedman's emergence from chapter 11 prior to the end of the year. The Company also announced that it has entered a consent decree (the "Consent") with the Securities and Exchange Commission ("SEC") as well as a Non-Prosecution Agreement with the United States Attorney's Office for the Eastern District of New York ("EDNY"). Both the Consent and the Non-Prosecution Agreement are subject to Bankruptcy Court approval.

         Friedman's filed voluntary chapter 11 petitions on behalf of itself and seven of its subsidiaries in the U.S. Bankruptcy Court for the Southern District of Georgia, in Savannah on January 14, 2005. The filing followed several months of business disruptions that began in the fall of 2003, followed by the Company's announcement that its audited financial statements for 2001 and 2002 would need to be restated and that its allowance for doubtful accounts had been understated. These issues resulted in liquidity constraints, a complete turnover in senior management and, ultimately, a filing for chapter 11 protection. During the bankruptcy proceeding, the Company has implemented various operational reforms and completely restructured its capital structure, with Harbert Distressed Investment Master Fund, Ltd. ("Harbert") agreeing to invest in the Company and serve as plan sponsor in return for ownership of substantially all of the equity of the reorganized Company.

         The Consent with the SEC does not require the Company to pay any fines or penalties but will result in, among other things, an injunction preventing the Company from any further violations of securities laws. The Non-Prosecution Agreement with the EDNY requires, among other things, the Company to pay $2 million to the United States Postal Inspection Service's Consumer Fraud Fund and to make certain reforms to its corporate governance and financial accounting controls. Friedman's has also agreed to make quarterly reports to the EDNY regarding its compliance with the internal control requirements contained in the agreement. Copies of both the Consent and the Non-Prosecution Agreement, among other things, will be filed on a Current Report on Form 8-K with the SEC.

         "Reaching agreement with the SEC and EDNY and having our plan of reorganization confirmed by the Bankruptcy Court are major steps forward in our efforts to restructure Friedman's," said Chief Executive Officer Sam Cusano. Mr. Cusano added, "We are very appreciative of all the help and support we have received from our associates, vendor partners, our lenders and Harbert. We believe Friedman's has a bright future and are excited about the opportunity to put the bankruptcy portion of our restructuring behind us and focus on improving and growing the business."

         The Company also announced that in preparation for emergence from chapter 11, it plans to close 51 underperforming stores following the Christmas holiday season. "The decision to close stores is always a difficult one, but while Friedman's is in chapter 11 it has the opportunity to deal with unproductive real estate assets. Once we emerge from bankruptcy, this opportunity will no longer be available," said Chief Executive Officer Sam Cusano.

         The Company plans to operate the stores slated for closure normally through the holiday season. Unlike past store closing programs, there will be no going out of business or inventory liquidation sales. "We feel very good about the merchandise we now have in the stores," said Mr.Cusano. "This is not a situation where we have a need to dispose of slow moving or unproductive inventory, so we will simply integrate any remaining inventory into the ongoing stores," Mr. Cusano added.

         Although the Friedman's plan of reorganization has been confirmed by the Bankruptcy Court, the Company must satisfy various conditions prior to emerging from bankruptcy protection, including closing on its $125 million exit financing facility with CIT and a resolution of claims filed by the Internal Revenue Service. The Company is hopeful that these conditions will be satisfied prior to the end of the year.

About Friedman's
----------------

Founded in 1920, Friedman's Inc. is a leading specialty retailer based in Savannah, Georgia. The Company is the leading operator of fine jewelry stores located in power strip centers and regional malls. For more information, go to: http://www.friedmans.com. Some of the statements included in this press release, particularly those anticipating future financial performance, business prospects, growth and operating strategies and similar matters, including references to, and certain of the information contained in, the Company's Plan of Reorganization and Disclosure Statement, are forward-looking statements that involve a number of risks and uncertainties. For those statements, we claim the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. These forward-looking statements are not guarantees of future performance and a variety of factors could cause the Company's actual results to differ materially from the anticipated or expected results expressed in these forward-looking statements. The Company undertakes no obligation to update or revise any such forward-looking statements. The forward-looking statements and the Company's liquidity, capital resources, and results of operations are subject to a number of risks and uncertainties, including, but not limited to, the following: the ability of the Company to operate as a going concern; the ability of the Company to continue to obtain use of cash collateral and/or debtor-in-possession (DIP) financing pursuant to the terms of such agreements; the ability of the Company to comply with the terms and conditions of its DIP financing, including its secured subordinated term loan with Harbert; court approval of the motions prosecuted by the Company from time to time; the ability of the Company to develop, prosecute, confirm and consummate one or more plans of reorganization with respect to the chapter 11 case; risks associated with third parties seeking and obtaining court approval to terminate or shorten the exclusivity period for the Company to propose and confirm one or more plans of reorganization, for the appointment of a chapter 11 trustee or to convert the cases to chapter 7 cases; the ability of the Company to obtain trade credit, and shipments and terms with vendors and service providers for current orders; the Company's ability to maintain contracts that are critical to its operations; potential adverse developments with respect to the Company's liquidity and/or results of operations; competitive pressures from other retailers; trends in the economy as a whole which may affect consumer confidence and consumer demand for the types of goods sold by the Company; the ability of the Company to attract, retain and compensate key executives and associates; the ability of the Company to attract and retain customers; potential adverse publicity; the final results of the audit including the review of the calculation of our allowance for doubtful accounts; the results of the SEC and United States Attorney's Office for the Eastern District of New York investigations; the results of various litigation; the effect of the restatement on our credit facilities, including funding availability thereunder and our relationship with our lenders; the effect of the restatement on our future earnings, including any adjustments to previously announced earnings forecasts; and other risks factors identified from time to time in our SEC reports, including, but not limited to, the report on Form 10-K for the year ended September 28, 2002.

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